Exhibit 99.1

KULR Technology Group Inc. Reports Financial Results for the Year ended December 31, 2019

CAMPBELL, Calif., May 18, 2020 – KULR Technology Group, Inc. (OTCQB: KULR), (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, announced the release of its financial results of operations for the year ended December 31, 2019 included in its Form 10-K filing. KULR’s Chief Executive Officer, Michael Mo, noted “We availed ourselves of the SEC-authorized “COVID-19” filing extension as we tried to identify the impact of the virus on our current and future business operations. In spite of initial caution, and reaction to the economic shelter-in-place rules, we have analyzed our business opportunities and are optimistic about our future in a post-pandemic world. We target to achieve cash flow break-even by the fourth quarter of 2020.”

Outlook for 2020:

Focus On Revenue

Government Business Activities

We have a history with NASA and defense customers to create cutting edge technology and then to commercialize those technologies to mass market applications. In the current COVID-19 environment, KULR is fortunate to have ongoing and pending projects with government agencies with defined national security goals and ample budgets. Since the outbreak of COVID-19, KULR has focused on government contracts with NASA, the US Department of Transportation, the US Air Force, the US ARMY, and the US Defense Logistics Agency.

Since early March 2020, we have filed 10 submissions and proposals, including SBIR applications, AFWERX challenges, and Broad Agency Agreement proposals. The goal is to leverage our long-standing relationship with the US Department of Defense and NASA, use our technology expertise in battery safety and thermal management technology, further strengthen our R&D with government funding, and expand our channels into mass commercialization.

Commercial Customer Activities

On April 13, 2020, we announced that we entered into a license and supply agreement with Americase, LLC, granting a license to Americase for use of our passive propagation resistant (PPR) technology and agreeing to supply our PPR materials for Americase’s “Battery Bag” products. We expect more of these licensing and partnerships in the area of battery safety and 5G thermal management, and will continue to explore creative business models with customers to create win-win partnerships and lower our capex spending. We continue to expand our PPR battery design and Internal Short Circuit (ISC) battery testing customer engagements into energy storage, electrical transportation and aviation markets.

COVID-19 Product Development Activities

We have worked together with a Japanese partner to develop a decontamination device with their non-toxic liquid solution and KULR’s engineering expertise in thermal and mechanical designs. We received a Memorandum of Understanding from the Air Force Medical Group which is interested in our device as part of their effort to decontaminate Personal Protective Equipment (PPE) devices in the fight against COVID-19. Subsequently, we have submitted proposals to the Air Force and Defense Logistic Agency for their COVID-19 solution solicitations. We plan to leverage this development to produce and market consumer products that are non-toxic and easy to use for everyday life.

Management of Cash Resources and Cash Flow

•	In February 2020 we entered into a Standby Equity Distribution Agreement (“SEDA”) and Note Purchase Agreement with Yorkville Advisors enabling us put up to $8 million in common stock to them and to immediately take out a term loan to reduce our current liabilities and provide cash to cover immediate working capital needs. To date, we have received aggregate gross proceeds from these facilities equal to approximately $1,515,000. In addition to providing the cash needed to fund our business over the coming year, the continued SEDA draw-downs could bring more liquidity to our equity trading, which in the long term could enhance shareholder value.

•	On April 27, 2020, we received the proceeds of a $155,226 loan in connection with the CARES Act Paycheck Protection Program (PPP) being administered by the Small Business Administration.

•	Reduction in Expenses. We have taken steps to reduce our average monthly operating expenses by around 45% through a combination of salary reduction, renegotiation of contractor fees, reduction in rental space, R&D projects, travel and professional fees. In addition we no longer expect to spend significant amounts on activities like fundraising and M&A opportunities that we pursued last year.

Summary achievements in the year ended December 31, 2019:

•	We increased our customer base from 13 to 28 to provide a broader-based sales opportunity
•	We reduced our headcount and monthly operating expenses
•	We raised over $1 million from the sale of common stock and Series C convertible stock

Year ended December 31, 2019 Financial Summary

The Company has filed its Form 10-K reporting its results for the year ended December 31, 2019 with highlights as follows:

•	Total revenue for the year ended December 31, 2019 was $830,398, compared to revenue of $1,274,028 in the year ended December 31, 2018. We are still in the early stages of business growth and development of customer relationships which typically begin on a project by project basis, leading to limited volume trials and eventually, product sales. As a result, in the absence of a large installed customer base, our sales can be lumpy and vary from one period to another, however our customer pipeline has been strengthened from 13 customers during 2018 to 28 customers during 2019.
•	Gross profit for the year ended December 31, 2019, was $603,893, or 72.7% of revenues, compared to gross profit of $937,374, or 73.6% of revenues, for the year ended December 31, 2018.
•	Total operating expenses, consisting of research and development, sales and marketing, and general and administrative expenses, were $2,583,166 in the year ended December 31, 2019, compared to $3,018,962 in the year ended December 31, 2018. The decrease is primarily due to reductions in professional fees, stock compensation expense and travel expenses incurred in fundraising and M&A research trips during 2019.
•	Net loss for the year ended December 31, 2019 was $(1,979,753), or $(0.02) per share, compared to a net loss of $(2,058,239) or $(0.03) per share for the year ended December 31, 2018.
•	Cash balance was $108,857 as of December 31, 2019, compared with $229,896 as of December 31, 2018.

Management Commentary

“With this funding and our quality customers, we are well positioned to grow in 2020 despite the uncertainty created by COVID-19,” said Michael Mo, Chief Executive Officer of KULR Technology Group. “Today, we are engaged in contracts with strategic customers including NASA, US Department of Transportation, US Air Force, US ARMY and Defense Logistics Agency in projects that are critical to the national interest and which have a high degree of funding commitments that do not otherwise exist in today’s isolated business marketplace.”

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR), through its wholly-owned subsidiary KULR Technology Corporation ("KULR"), develops and commercializes high-performance space-used thermal management technologies for electronics, batteries, and other components across an array of applications such as electric vehicles and autonomous driving (collectively as E-Mobility), AI/Cloud computing, energy storage, and 5G communication technologies.  KULR's proprietary, core technology is a carbon fiber material with roots in aerospace and defense that provides superior thermal conductivity and heat dissipation in an ultra-lightweight and pliable material.  By leveraging this break-through cooling solution and its longstanding development partnerships with NASA, the Jet Propulsion Lab and others, KULR makes E-Mobility and other products safer and cooler. https://www.kulrtechnology.com

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:

Derek Newton

Head, Media Relations

(786) 499-8998

derek.newton@kulrtechnology.com